As filed with the Securities and Exchange Commission on April 6, 2005.

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CDI CORP.

(Exact name of Registrant as specified in its charter)

Pennsylvania	1717 Arch Street, 35th Floor Philadelphia, Pennsylvania 19103-2768	23-2394430
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

CDI CORP.

2004 Omnibus Stock Plan

(Full Title of the Plan)

Joseph R. Seiders, Esquire

CDI Corp.

1717 Arch Street, 35th Floor

Philadelphia, Pennsylvania 19103-2768

(name and address of agent for service)

(215) 569-2200

(Telephone number, including area code, of agent for service)

Copies of all communications to:

Paul S. Kimbol, Esquire

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, Pennsylvania 19103-2793

(215) 994-2603

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.10 per share	1,437,111 (1)	$21.92	$31,421,374	$3,698.30

(1)	This registration statement of CDI Corp. (the “Registrant”) relates to the registration of the offer and sale of up to an aggregate of 1,437,111 shares of the Registrant’s Common Stock, par value $0.10 per share (“Common Stock”), pursuant to the CDI Corp. 2004 Omnibus Stock Plan (the “Omnibus Plan”). Pursuant to shareholder approval obtained at the Registrant’s 2004 Annual Meeting, the 1998 Non-Qualified Stock Option Plan (“NQSOP”), the 1998 Performance Share Plan (“PSP”), and four grants of restricted stock made in 1999, 2001 and 2002 (totaling 30,900 shares) (“Restricted Stock Grants”) were merged with and into the Omnibus Plan. The 1,437,111 shares being registered hereunder are comprised of: (i) 506,211 shares which were reserved under the NQSOP and the Non-Qualified Stock Option and Stock Appreciation Rights Plan, which was previously merged into the NQSOP, (ii) 30,900 restricted stock grants (made outside of any plan), (iii) 100,000 shares previously reserved under the PSP, and (iv) 800,000 new shares reserved under the Omnibus Plan in accordance with the approval by shareholders at the Registrant’s 2004 Annual Meeting.

(2)	With respect to the Restricted Stock Grants (30,900 shares being registered hereunder), the maximum offering price used for calculation of the registration fee is the price of the Common Stock on date of the offering in accordance with Rule 457(h) under the Securities Act. The amounts registered hereunder with respect to all awards except the Restricted Stock Grants (the remaining 1,406,211 shares being registered hereunder) are based upon the average of the high and low sale prices for the Common Stock as reported on the New York Stock Exchange on April 1, 2005 and are used solely for the purpose of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933.

(3)	In accordance with Fee Rate Advisory #6 for Fiscal Year 2005 (SEC Press Release 2004-167), the rate used for determining the registration fee is $117.70 per million dollars of securities registered.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I of Form S-8 will be sent or given to employees eligible to participate in the CDI Corp. 2004 Omnibus Stock Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of CDI Corp. (the “Registrant” or the “Company”) filed or to be filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this Registration Statement as of their respective dates:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 31, 2004, which contains audited financial statements for the Company.

(b) A description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, filed on October 31, 1988 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all amendments and reports updating such description; and

(c) All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Sections 1741 and 1742 of the Pennsylvania Business Corporation Law authorizes indemnification if the person to be indemnified acted in good faith and in a manner he believed was not opposed to the best interests of the Company and had no reasonable cause to believe was unlawful. Whether the person to be indemnified acted in good faith shall be determined by the members of the Board not parties to such litigation, independent counsel or shareholders. Such indemnity shall not be allowed in a derivative suit in which such person is adjudged liable for negligence or misconduct except to the extent allowed by the court. Whether such proceeding is brought by or in the right of the Company or otherwise, indemnification shall be allowed only as specifically authorized by the Board in each case. Section 9-04 of the Company’s bylaws extends the right of each director or officer of the Company to indemnification by the Company to include amounts awarded in or paid in settlement of an action by or in the right of the Company, and provides generally that the Company shall pay expenses incurred by such persons in defending an action in advance of its final disposition, provided the person receiving such advance undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification by the Company.

Section 1713 of the Pennsylvania Business Corporation Law permits Pennsylvania corporations to limit the liability of directors. At the 1987 annual meeting, the shareholders approved new provisions for the Company’s bylaws to limit the liability of directors to the extent permitted by law. These provisions (a) limit the directors’ personal liability for monetary damages arising out of breaches of their fiduciary duty of care, without changing the statutory requirement that they perform their duties with diligence and care, (b) extend the right of each director, officer, employee or agent of the Company to indemnification by the Company to include amounts awarded in or paid in settlement of an action by or in the right of the Company, and (c) provide generally that the Company pay expenses incurred by such persons in defending an action in advance of its final disposition, provided the person receiving such advances undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification by the Company.

The Company maintains directors’ and officers’ liability insurance, as permitted by its bylaws, with a current policy limit of $15,000,000.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are hereby incorporated by reference as part of this Registration Statement:

5.1	Opinion of Joseph R. Seiders, Senior Vice President, General Counsel and Secretary, CDI Corp., as to the legality of the securities being registered.

23.1	Consent of KPMG LLP.

23.2	Consent of Joseph R. Seiders, Senior Vice President, General Counsel and secretary, CDI Corp. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (set forth on signature page of this Registration Statement).

Item 9. Undertakings.

Undertakings required by Item 512(a) of Regulation S-K

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, That paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertakings required by Item 512(b) of Regulation S-K

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Undertakings required by Item 512(h) of Regulation S-K

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, State of Pennsylvania, on April 5, 2005.

CDI CORP.

By:	/s/ ROGER H. BALLOU
Roger H. Ballou
President, Chief Executive Officer and Director (Principal Executive Officer)

By:	/s/ JAY G. STUART
Jay G. Stuart
Chief Financial Officer (Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Roger H. Ballou, Jay G. Stuart and Joseph R. Seiders, and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities and on the date indicated.*

By:	/s/ ROGER H. BALLOU
Roger H. Ballou
President, Chief Executive Officer and Director (Principal Executive Officer)

	Date:	February 15, 2005

By:	/s/ WALTER E. BLANKLEY
Walter E. Blankley
Director

	Date:	February 15, 2005

By:	/s/ MICHAEL J. EMMI
Michael J. Emmi
Director

	Date:	February 15, 2005

By:	/s/ WALTER R. GARRISON
Walter R. Garrison
Director

	Date:	February 15, 2005

By:	/s/ KAY HAHN HARRELL
Kay Hahn Harrell
Director

	Date:	February 15, 2005

By:	/s/ LAWRENCE C. KARLSON
Lawrence C. Karlson
Director

	Date:	February 15, 2005

By:	/s/ RONALD J. KOZICH
Ronald J. Kozich
Director

	Date:	February 15, 2005

By:	/s/ BARTON J. WINOKUR
Barton J. Winokur
Director

	Date:	February 15, 2005

*	Signatures representing a majority of the Registrant’s Board of Directors